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                         Exhibit 11.1 - Statement Regarding Computation of Per share Earnings
                                                     (Unaudited)
                                         (in thousands except per share data)

                                  Three Months Ended    Three Months Ended    Nine Months Ended    Nine Months Ended
                                    June 30, 2000         June 30, 1999         June 30, 2000        June 30, 1999
                                    --------------        --------------        --------------       -------------
Basic
  Average Common Shares
  outstanding                           4,563                4,508                  4,546                4,503
Net income (loss) available to
  Common shareholders                 $  (139)             $    67                $  (938)             $   261

Per share amount                      $  (.03)             $   .01                $  (.21)             $   .06
Diluted
  Average Common Shares
  outstanding                           4,563                4,508                  4,546                4,503
  Net effect of dilutive stock
  options  based on the Treasury
  stock method using the average
  market price                              0                  186                      0                  170


Total                                   4,563                4,694                  4,546                4,673
Net income (loss) available to        $  (139)             $    67                $  (938)             $   261
  Common shareholders

Per share amount                      $  (.03)             $   .01                $  (.21)             $   .06

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